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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                                   -----------
                               (AMENDMENT NO. __)*


                                  GENESYS S. A.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


ORDINARY SHARES, NOMINAL VALUE(EURO)5 PER SHARE                    00037185M1
--------------------------------------------------------------------------------
      (TITLE OF CLASS OF SECURITIES)                             (CUSIP NUMBER)


                                SEPTEMBER 5, 2002
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

     [_] RULE 13D-1(B)
     [X] RULE 13D-1(C)
     [_]  RULE 13D-1(D)
                                   ----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                          Continued on Following Pages
                                     Page 1

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

------------------------------ --------------------------------------------            --------------------------------------------
CUSIP No.                      00037185M1                                      13G                                 Page 2
------------------------------ --------------------------------------------            --------------------------------------------
------------- --------------------------------------------------- -----------------------------------------------------------------
   1          NAMES OF REPORTING PERSONS:                         BNP EUROPE TELECOM AND MEDIA FUND II, L.P.
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):    NOT APPLICABLE
------------- ---------------------------------------------------------------------------------------------------- ----------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                           (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
   3          SEC USE ONLY

------------- --------------------------------------------------- -----------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION:               CAYMAN ISLANDS

-------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF           5    SOLE VOTING POWER:                                   770,898
    SHARES
                     ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY          6    SHARED VOTING POWER:
   OWNED BY
                     ------ ------------------------------------------------ ------------------------------------------------------
     EACH              7    SOLE DISPOSITIVE POWER:                              770,898
   REPORTING
                     ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH          8    SHARED DISPOSITIVE POWER:                            0

------------- -------------------------------------------------------------- ------------------------------------------------------
   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      770,898

------------- ---------------------------------------------------------------------------------------------------- ----------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                             [_]
------------- ---------------------------------------------------------------------------------------------------- ----------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   5.0%

------------- --------------------------------------------------- -----------------------------------------------------------------
   12         TYPE OF REPORTING PERSON:*                          PN
------------- --------------------------------------------------- -----------------------------------------------------------------


*  SEE INSTRUCTIONS BEFORE FILLING OUT!


                                 2

------------------------------ --------------------------------------------            --------------------------------------------
CUSIP No.                      00037185M1                                      13G                                 Page 3
------------------------------ --------------------------------------------            --------------------------------------------

------------- --------------------------------------------------- -----------------------------------------------------------------
   1          NAMES OF REPORTING PERSONS:                         GENERAL BUSINESS FINANCE AND INVESTMENTS, LTD.
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):    NOT APPLICABLE
------------- ---------------------------------------------------------------------------------------------------- ----------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                           (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
   3          SEC USE ONLY

------------- --------------------------------------------------- -----------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION:               CAYMAN ISLANDS

-------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF           5    SOLE VOTING POWER:                                   770,898 (INCLUDES ALL SHARES BENEFICIALLY OWNED BY
    SHARES                                                                       BNP EUROPE TELECOM AND MEDIA FUND II, L.P.)
                     ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY          6    SHARED VOTING POWER:
   OWNED BY
                     ------ ------------------------------------------------ ------------------------------------------------------
     EACH              7    SOLE DISPOSITIVE POWER:                              770,898 (INCLUDES ALL SHARES BENEFICIALLY OWNED BY
   REPORTING                                                                     BNP EUROPE TELECOM AND MEDIA FUND II, L.P.)
                     ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH          8    SHARED DISPOSITIVE POWER:                            0

------------- -------------------------------------------------------------- ------------------------------------------------------
   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      770,898 (INCLUDES ALL SHARES BENEFICIALLY OWNED BY
                                                                                 BNP EUROPE TELECOM AND MEDIA FUND II, L.P.)
------------- ---------------------------------------------------------------------------------------------------- ----------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                             [_]
------------- ---------------------------------------------------------------------------------------------------- ----------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   5.0%

------------- --------------------------------------------------- -----------------------------------------------------------------
   12         TYPE OF REPORTING PERSON:*                          CO
------------- --------------------------------------------------- -----------------------------------------------------------------


*  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).   NAME OF ISSUER:

             Genesys S.A.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

             L'Acropole, 954-980 Avenue Jean Mermoz
             34000 Montpellier
             France

ITEM 2(A).   NAME OF PERSON FILING:

             (i)       BNP Europe Telecom and Media Fund II, L.P.
             (ii)      General Business Finance and Investments, Ltd.

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE:

             (i)       BNP Europe Telecom and Media Fund II, L.P.
                       CIBC Financial Center, Third Floor
                       11 Dr. Roy's Drive
                       PO Box 694 GT
                       Grand Cayman, Cayman Islands
                       British West Indies

             (ii) General Business Finance and Investments, Ltd. c/o Maples and Calder
                       PO Box 309
                       Georgetown
                       Grand Cayman, Cayman Islands
                       British West Indies

ITEM 2(C).   CITIZENSHIP:

             The responses of the Reporting Persons to Row (4) of the cover pages of this statement on Schedule 13G are incorporated herein by reference.

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

             Ordinary shares, nominal value(euro)5 per share ("Ordinary Shares")

ITEM 2(E).   CUSIP NUMBER:

             00037185M1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                     (a)  [ ]   Broker or dealer registered under Section 15 of
                                the Exchange Act;

                     (b)  [ ]   Bank as defined in Section 3(a)(6) of the
                                Exchange Act;

                     (c)  [ ]   Insurance company as defined in Section 3(a)(19)
                                of the Exchange Act;

                     (d)  [ ]   Investment company registered under Section 8 of
                                the Investment Company Act;

                     (e)  [ ]   An investment adviser in accordance with Rule
                                13d-1(b)(1)(ii)(E);

                     (f)  [ ]   An Employee benefit plan or endowment fund in
                                accordance with Rule 13d-1(b)(1)(ii)(F);

                     (g)  [ ]   A Parent holding company or control person in
                                accordance with Rule 13d-1(b)(1)(ii)(G);

                     (h)  [ ]   A Savings association as defined in Section 3(b)
                                of the Federal Deposit Insurance Act;

                     (i)  [ ]   A Church plan that is excluded from the
                                definition of an investment company under
                                Section 3(c)(14) of the Investment Company Act;

                     (j)  [ ]   Group, in accordance with Rule
                                13d-1(b)(1)(ii)(J).


ITEM 4.     OWNERSHIP.

            (a)-(b) The responses of the Reporting Persons to Rows (9) and (11) of the cover pages of this Schedule 13G are incorporated herein by reference. As of September 13, 2002, the Reporting Persons beneficially owned in the aggregate 770,898 Ordinary Shares, representing approximately 5.0% of the Ordinary Shares outstanding (based on 15,358,954 Ordinary Shares outstanding as of June 30, 2002, as set forth in the Issuer's Form 6-K dated August 13, 2002).

            (c) The responses of the Reporting Persons to Rows (5) through (8) of the cover pages of this statement on Schedule 13G are incorporated herein by reference.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            General Business Finance and Investments Ltd., as the sole general partner of BNP Europe Telecom and Media Fund II, L.P., has the power to direct the receipt of dividends from, or the proceeds from the sale of, the Ordinary Shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            N/A

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            N/A

ITEM 10.    CERTIFICATION

            (a) Not applicable.

            (b) By signing below each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.



Date: September 13, 2002


                             BNP Europe Telecom and Media Fund II, L.P.

                             By: General Business Finance and Investments, Ltd.,
                                 its general partner

                             By: Commerce Advisory Services, Ltd.,
                                 as Partnership Secretary

                             By: /s/ Martin Laidlaw   /s/ Shawna Morehouse
                                 ----------------------------------------------
                                 Name: Martin Laidlaw & Shawna Morehouse
                                 Title: Authorized Officers




                             General Business Finance and Investments, Ltd.

                             By: Commerce Advisory Services, Ltd.,
                                 as Director


                             By: /s/ Martin Laidlaw   /s/ Shawna Morehouse
                                 ----------------------------------------------
                                 Name: Martin Laidlaw & Shawna Morehouse
                                 Title: Authorized Officers







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